Exhibit 99.3

EASTERLY GOVERNMENT PROPERTIES

ANNOUNCES COMMON STOCK OFFERING

WASHINGTON, D.C. – March 21, 2017 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has commenced a public offering of 4,300,000 shares of its common stock in connection with the forward sales agreements described below. The forward purchasers, as defined below, are expected to grant the underwriters a 30-day option to purchase up to an additional 645,000 shares of the Company’s common stock at the public offering price.

Jefferies, Citigroup, Raymond James and RBC Capital Markets are acting as joint book-runners for this offering.

In connection with the offering of shares of its common stock, the Company expects to enter into separate forward sales agreements with each of Jefferies LLC and Citigroup Global Markets Inc., or their affiliates, referred to in this capacity as the forward purchasers. Jefferies LLC and Citigroup Global Markets Inc., either directly or as agents for their respective affiliated forward purchasers, are, at the Company’s request, borrowing from third parties and selling to the underwriters 4,300,000 shares of the Company’s common stock (or 4,945,000 shares of the Company’s common stock if the underwriters exercise their option to purchase additional shares in full), in connection with the forward sales agreements.

Pursuant to the terms of the forward sales agreements, and subject to its right to elect cash or net share settlement, the Company intends to issue and sell, upon physical settlement of such forward sales agreements, up to 4,300,000 shares of the Company’s common stock to the forward purchasers (or 4,945,000 shares of the Company’s common stock if the underwriters exercise their option to purchase additional shares in full).

The Company expects to physically settle the forward sales agreements and receive proceeds, subject to certain adjustments, from the sale of its shares of common stock upon one or more such physical settlements within approximately six months from the date of the prospectus supplement relating to the offering.

The Company will not initially receive any proceeds from the sale of shares of its common stock by the forward purchasers. To the extent the Company receives net proceeds upon physical settlement of the forward sales agreements, it intends to contribute such proceeds to its operating partnership, which intends to use a portion of the net proceeds to fund, in part, the previously announced pending acquisition of a 327,614 rentable square foot Department of Veterans Affairs (VA) Ambulatory Care Center in Loma Linda, California (VA - Loma Linda), and the previously announced pending acquisition of the 86,363 rentable square foot VA outpatient care facility in Mishawaka, Indiana (VA - South Bend). The balance of the net proceeds, if any, may be used to repay borrowings under the Company’s revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing.

This offering is being made pursuant to an effective shelf registration statement and prospectus and a related preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectuses for this offering can be obtained from Jefferies, Attention: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, or email: Prospectus_Department@Jefferies.com, or by telephone: (877) 547-6340; Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 or by telephone at (800) 248-8863; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281 or by telephone at (877) 822-4089.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased primarily through the U.S. General Services Administration (GSA). For further information on the Company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to the risk that we may not complete the acquisition of VA - Loma Linda in a timely fashion or at all, the risk that we may not complete the acquisition of VA - South Bend in a timely fashion or at all, the risk that we may be delayed in the completion of VA - South Bend and those risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 2, 2017. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com